FOR IMMEDIATE RELEASE

CLB Q2 2014: CORE LAB REPORTS GAAP EPS OF $1.42;
Q2 2014 EX-ITEMS EPS of $1.35

AMSTERDAM (23 July 2014) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") reported second quarter 2014 GAAP earnings per diluted share ("EPS") of $1.42, and second quarter EPS of $1.35, when excluding foreign exchange translations (“ex-fx”) and normalizing for a 24% effective tax rate (both referred to as “ex-items”), both setting second quarter records. Second quarter 2014 net income was $60,468,000, ex-items. Year-over-year and sequentially, quarterly revenue increased to $267,562,000, a record for any second quarter in Company history while operating income, was $82,834,000, ex-fx, yielding operating margins of 31%.

Free cash flow ("FCF"), defined as cash from operations less capital expenditures, for the quarter topped $53,000,000, reflecting Core’s first half 2014 weighted capital expenditure program. This first half 2014 weighted capital expenditure program is expected to produce record levels of second half 2014 revenue, operating income and margins, net income and FCF. Core used the cash generated during the quarter to pay dividends of approximately $22,400,000 and to buy back approximately 455,000 shares, lowering the Company’s outstanding diluted share count to a new 16-year low of 44,707,000 at quarter’s end.

On the Company's May 12, 2014 guidance conference call, several changes in anticipated customer activity were discussed which would have a slight dampening effect on second quarter revenues and operating income. These projected changes in activity did occur and the Company now reports earnings per diluted share to be at the top of this revised range and revenues to be in the middle of the indicated range. To recap and update from the May conference call:

•	Deferred Major Coring Programs.
Revenue growth and operating margin expansion for Core’s Reservoir Description operations were projected to be affected as a result of the deferral of major coring programs, especially in the deepwater Gulf of Mexico (GOM). Due to acute wellbore stabilization and mechanical issues that occurred during the first half of 2014, several major deepwater coring programs in the GOM were deferred and are now scheduled for the second half of 2014. Core’s GOM clients now have nine major deepwater coring programs scheduled for the last six months of 2014; risk adjusting, Core has included revenue from five of these projects in its second half revenue and earnings guidance. Deepwater programs generate some of the highest revenue, operating and incremental margin opportunities for Reservoir Description operations. It is significant to note that Core continued to work virtually all high pressure and high temperature reservoir fluid phase-behavior projects in the deepwater GOM, aided by its specialized mobile lab capabilities.

•	Reduced Activity in Established Unconventional Plays.
Also impacting expected revenue growth and contribution to earnings were client decisions to reduce the number and length of cores being cut in established and maturing unconventional plays in the Marcellus, Bakken, Niobrara, and Eagle Ford formations.

It is significant to note the moderation in coring activities in established unconventional plays are substantially being offset by new coring and reservoir fluids projects in emerging plays such as the Tuscaloosa Marine Shale (TMS), the Woodford in the south central Oklahoma oil play (SCOOP), and the Spraberry, Codell and Parkman formations, among others. Core also projects the number of coring and reservoir fluid phase behavior projects from the Permian Basin will continue to increase in the second half of 2014.

•	Basic Technology Perforating Charge Pricing
Production Enhancement saw pricing for its most basic perforating charge technology stabilize late in the second quarter of 2014. Core continues to phase out basic perforating charge technology which now represents less than 20% of Production Enhancement revenue. Core expects to introduce additional new high margin perforating systems in the second half of 2014 to further reduce revenue levels from basic technology systems.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude foreign currency translations from the second quarter of 2014 as referenced in the non-GAAP reconciliation.

Reservoir Description

Reservoir Description operations posted second quarter 2014 revenue of $130,589,000 and operating income of $35,567,000 yielding operating margins of 27%. Although the revenue established a second quarter record, lower relative amounts of higher-margin, international and deepwater related revenue, as the Company has previously announced, weighed on year-over-year revenue growth and expansion of operating margins.

Reservoir Description operations continued to benefit from increasing amounts of core and reservoir fluids samples from emerging unconventional tight-oil plays and the evaluation of potential unconventional oil plays in North America. Interest levels in evaluating the potential of unconventional plays in Europe, both oil and natural gas related, increased throughout the quarter.

Core continues to expand its high-pressure, high-temperature reservoir fluids phase behavior service base in the deepwater GOM, where Core essentially works all projects outsourced by the major operators. Core is commissioning a new ultra-high-pressure phase behavior system with a pressure-measurement capability to 30,000 psi, giving the Company the highest-rated pressure system in the industry.

Core is studying the effects of using low-salinity water in floods to increase estimated ultimate recovery rates in an oilfield that has employed other enhanced oil recovery techniques in the past. The Company also is determining the effectiveness of straight CO2 injections versus water-alternating-gas ("WAG") injections, and WAG processes are showing excellent results in one field. Core believes that combinations of low-salinity and miscible-gas floods will significantly impact future ultimate recovery rates.

Several large-scale Middle East projects are ongoing to improve the production of natural gas from unconventional reservoirs. Core has been requested to expand its analytical capabilities in the Middle East to meet increased demand from numerous clients who are evaluating multiple, unconventional natural gas plays in the region.

Also in the Middle East, Core signed its largest Reservoir Description contract ever with the Kuwait Oil Company. The multi-year contract for tens of millions of dollars is for furnishing cutting-edge, reservoir-condition reservoir rock properties and reservoir fluids phase behavior technologies. This contract replaces a smaller contract that recently expired.

Production Enhancement

Production Enhancement operations posted records for both second quarter revenue of $110,993,000 and operating income of $37,345,000, yielding margins of 34%. Year-over-year growth in North America was offset by declining sales in Latin America, particularly in Venezuela and Argentina where Core no longer serves those markets through a local presence. Although results were up only marginally compared with the year-ago quarter, as guided earlier, Production Enhancement revenue, and especially operating income, ramped up late in the quarter to yield Production Enhancement's most profitable month ever in June. This portends well for the third quarter because these trends continued into the first three weeks of July.

The Company continued to increase market penetration with its FlowProfilerTM technology in the second quarter of 2014. This technology is helping operators in liquid-rich plays to evaluate and optimize the effectiveness of their completion and development strategies. FlowProfiler diagnostic tracers are also being used to identify communication between frac stages from the treatment well to surrounding offset wells, enabling the operator to make informed decisions on lateral spacing and, of increasing importance, on the vertical spacing of horizontal wells. FlowProfiler technology is being combined with Core’s other diagnostic services to provide a comprehensive understanding of the completion and to identify opportunities to increase hydrocarbon production and ultimate recovery.

The introduction of FlowProfiler oil-soluble tracers in July will increase the number of unique tracers from 12 to 32, which should begin to impact Production Enhancement revenues in the third and fourth quarters. The introduction of several new SpectraChem® diagnostic tracers in the second quarter of 2014 has already started having an impact on activity levels. The additional tracers are allowing operators to more discretely evaluate the effectiveness of the growing number of frac stages in horizontal wells.

The strategic move over the last year to add Regional Engineering Advisors is helping to grow Core’s business by shifting from sales on a single well basis to larger, longer-term, multi-well projects. The engineering advisors were placed regionally to meet client demand for access to Core’s industry recognized experts. This approach has been successful in helping clients across North America increase production through changes in completion designs and development strategies.

There was also increased market penetration during the second quarter of 2014 by Core’s KODIAK Enhanced Perforating SystemsTM energetic technology, which combines the Company’s HERO® High Efficiency Reservoir Optimization perforating charges (now API-certified as the industry’s deepest penetrating perforating charges) with proprietary accelerator propellant pellets to boost the effectiveness of the perforating/stimulating event. The detonation of the perforating charge initiates a complex, sequentially oxidizing reaction of the solid rocket fuel pellets, thereby generating a high-pressure pulse of gases. This pulse then initiates and propagates fractures ("mini-fracs") into the unconventional reservoir sequence, creating cleaner perforating tunnels, improving stimulant/proppant injection, and increasing hydrocarbon production. Moreover, the propellant-activated mini-frac can potentially reduce the frac breakdown pressure of the reservoir by as much as 15%. Lowering the formation frac breakdown pressure will, in turn, reduce the amount of compressive horsepower needed at the surface, thereby lowering frac stimulation costs. Core's suite of perforating technology products and services will produce systems that maximize cluster efficiencies and significantly increase the volume of stimulated reservoir rock.

Reservoir Management

Reservoir Management operations posted second quarter 2014 revenue of $25,980,000 and operating income of $9,568,000, its most profitable second quarter ever. Operating margins reached 37%.

Reservoir Management continued to expand its geo-engineering projects in the Permian Basin that are focused on improving oil recovery factors from the multiple horizons being exploited by operators. The Delaware Basin project has focused on the Avalon Shale, Bone Spring Sands and Wolfcamp formations with the play expanding into the Southern Delaware Basin. Twenty-four companies are currently participating in the project and have contributed core, well logs, and completion and production data for 38 wells, which are being analyzed and evaluated by Core’s project team. The project is on target to include over 72 wells.

The Midland Basin project has focused on the Wolfcamp, Cline, Spraberry, and Dean formations, and it has recently been expanded to include the Barnett and Woodford sections. Forty-eight companies are now participating with membership continuing to increase. Reservoir core samples have been contributed from over 80 wells, with some wells represented by over a thousand feet of core. The project will eventually have over 130 cored pilot wells. Similar to the Delaware Basin project, the scope of the project includes reservoir characterization, fracture stimulation optimization, and production best practices for oil recovery.

During the quarter, Reservoir Management also initiated a new project directed at expanding the Woodford oil play in Oklahoma. Recent successes in the SCOOP areas of the Anadarko Basin are driving possible expansion of the play to include other areas. A total of nine operators have joined the project to date.

Internationally, Reservoir Management has continued to increase its portfolio of West Africa and East Africa deepwater projects. Regional petroleum systems studies are being performed in cooperation with national oil and gas ministries in Cote d’Ivoire, Senegal, Tanzania and Mozambique.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the second quarter of 2014, Core Laboratories generated $65,609,000 of cash from operating activities and had capital expenditures of $12,119,000, yielding $53,490,000 in FCF. The lower year-over-year FCF reflects a heavily weighted capital expenditure program for the first half 2014, as necessitated by the increased activities of Core’s clients. The first half weighting of capital expenditures should yield record levels of revenue, operating income and FCF during the second half of 2014. In spite of the heavily weighted capital expenditure program in the first half of 2014, Core converted over 20 cents of every revenue dollar into FCF, one of the highest conversion rates for the oilfield services sector.

Core's FCF in the second quarter 2014, along with borrowings from the Company's revolving credit facility, was used to pay $22,400,000 in cash dividends and to repurchase approximately 455,000 shares. Core's outstanding diluted share count of 44,707,000 shares stands at its lowest level in 16 years. In all, Core has reduced its diluted share count approaching 39,000,000 shares and has returned over $1.83 billion to its shareholders, -- equaling over $40 per diluted share-- through diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 11 years ago.

On 14 April 2014, the Company's Board announced a quarterly cash dividend of $0.50 per share of common stock that was paid on 23 May 2014 to shareholders of record on 25 April 2014. This amount, if paid each quarter of 2014, would equal a payout of $2.00 per share of common stock. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 8 July 2014, the Board announced a quarterly cash dividend of $0.50 per share of common stock payable in the third quarter of 2014. The third quarter cash dividend will be payable on 18 August 2014 to shareholders of record on 18 July 2014. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group. Core will update its ROIC compared with the oilfield services sector for the second quarter of 2014 in its third quarter 2014 earnings release.

Third and Fourth Quarter 2014 Revenue and EPS Guidance

Core anticipates that North American activity will continue to increase for emerging unconventional oil plays while activity will remain at reduced, yet stable, levels in established unconventional tight-oil and gas plays. The Company also anticipates higher numbers of deepwater coring programs, especially in the deepwater Gulf of Mexico. The volume of high-pressure, high-temperature reservoir fluid phase behavior projects is also expected to remain at high levels. Internationally, in response to very supportive Brent crude prices, the Company projects modest growth through the end of 2014, and expects higher levels of activity entering 2015.

Therefore, for the third quarter of 2014, Core expects revenue of approximately $280,000,000 to $290,000,000 and EPS to range between $1.49 and $1.52, up sequentially by approximately 11%. Within those ranges, operating margins are expected to be approximately 32%, with year-over-year incremental margins as high as 60%. A 23% effective tax rate is assumed for the third quarter of 2014. FCF is expected to be between $77,000,000 and $81,000,000.

For the fourth quarter of 2014, Core expects revenue of $285,000,000 to $295,000,000, with EPS ranging between $1.56 and $1.61. Within those ranges, operating margins in the quarter are expected to be approximately 33% while exiting the year at 34% with year-over-year incremental margins as high as 60%. A 24% effective tax rate is assumed for the fourth quarter of 2014 as a result of operational activity expected in higher tax rate jurisdictions. FCF for the final quarter of 2014 is expected to range between $81,000,000 and $85,000,000.

All operational guidance excludes any foreign currency translations and any shares that may be repurchased other than already disclosed.

The Company has scheduled a conference call to discuss Core's second quarter 2014 earnings announcement. The call will begin at 7:30 a.m. CDT/2:30 p.m. CEST on Thursday, 24 July 2014.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2013 Form 10-K filed on 13 February 2014, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
Chris Hill, Investor Relations: + 1 713 328 6401
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	30 June 2014	30 June 2013	30 June 2014	30 June 2013

REVENUE	$267,562	$263,139	$530,465	$524,066

OPERATING EXPENSES:
Costs of services and sales	168,158	163,503	329,827	327,148
General and administrative expenses	11,148	11,173	21,667	23,982
Depreciation and amortization	6,318	5,964	12,951	11,989
Other (income) expense, net	(2,196)	630	(941)	41

OPERATING INCOME	84,134	81,869	166,961	160,906
Interest expense	2,794	2,263	5,157	4,532

INCOME BEFORE INCOME TAX EXPENSE	81,340	79,606	161,804	156,374
INCOME TAX EXPENSE	17,244	19,664	36,555	39,700
NET INCOME	64,096	59,942	125,249	116,674
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	362	266	451	482
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$63,734	$59,676	$124,798	$116,192

Diluted Earnings Per Share:	$1.42	$1.29	$2.77	$2.51

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	44,910	46,128	45,045	46,313

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$130,589	$129,222	$255,845	$254,467
Production Enhancement	110,993	110,199	221,273	217,630
Reservoir Management	25,980	23,718	53,347	51,969
Total	$267,562	$263,139	$530,465	$524,066

Operating income:
Reservoir Description	$36,341	$36,918	$71,194	$71,769
Production Enhancement	37,660	37,239	74,862	71,477
Reservoir Management	9,794	7,475	20,268	17,321
Corporate and other	339	237	637	339
Total	$84,134	$81,869	$166,961	$160,906

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 June 2014	31 December 2013
	(Unaudited)
Cash and Cash Equivalents	$29,548	$25,088
Accounts Receivable, net	200,990	201,322
Inventory	51,392	46,821
Other Current Assets	40,312	30,637
Total Current Assets	322,242	303,868

Property, Plant and Equipment, net	143,926	138,824
Intangibles, Goodwill and Other Long Term Assets, net	222,960	218,318
Total Assets	$689,128	$661,010

LIABILITIES AND EQUITY:

Accounts Payable	51,292	50,821
Other Current Liabilities	82,632	84,954
Total Current Liabilities	133,924	135,775

Long-Term Debt & Lease Obligations	333,000	267,002
Other Long-Term Liabilities	85,923	88,844

Total Equity	136,281	169,389
Total Liabilities and Equity	$689,128	$661,010

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six Months Ended
30 June 2014

CASH FLOWS FROM OPERATING ACTIVITIES	$131,233

CASH FLOWS FROM INVESTING ACTIVITIES	(23,553)

CASH FLOWS FROM FINANCING ACTIVITIES	(103,220)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,460
CASH AND CASH EQUIVALENTS, beginning of period	25,088
CASH AND CASH EQUIVALENTS, end of period	$29,548

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 June 2014
Operating income	$84,134
Foreign exchange (gains) losses	(1,300)
Operating income excluding foreign exchange	$82,834

	Three Months Ended 30 June 2014
	Reservoir Description	Production Enhancement	Reservoir Management
Operating income	$36,341	$37,660	$9,794
Foreign exchange (gains) losses	(774)	(315)	(226)
Operating income excluding foreign exchange	$35,567	$37,345	$9,568

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 June 2014
Net income	$63,734
Foreign exchange (gains) losses (net of tax)	(1,024)
Impact of lower effective tax rate	(2,242)
Net income excluding specific items	$60,468

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Three Months Ended
	30 June 2014	30 June 2013
Earnings per diluted share	$1.42	$1.29
Foreign exchange (gains) losses (net of tax)	(0.02)	0.03
Impact of lower effective tax rate	(0.05)	—
Pro-Forma earnings per diluted share	$1.35	$1.32

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	30 June 2014	30 June 2014

Net cash provided by operating activities	$65,609	$131,233
Capital expenditures	(12,119)	(19,787)
Free cash flow	$53,490	$111,446

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